Exhibit 5

{PROTECTIVE LIFE INSURANCE COMPANY LOGO}

PLEASE MAKE CHECKS PAYABLE TO:
Protective Life Insurance Company
Overnight:	Postal Mail:
2801 Hwy 280 South • 3-1 IPS Birmingham, AL 35223	P. O. Box 10648 Birmingham, AL 35202-0648
Home Office: 1620 Westgate Circle, #200, Brentwood, Tennessee 37027-8035
Annuity Application

Owner 1 Name, Street, City State, Zip Code	Phone Number
	Male	Birthdate (Mo./Day/yr.)
	Female	Tax ID/ Social Security No.

Owner 2 (if any) Name, Street, City State, Zip Code
	Male	Birthdate (Mo./Day/yr.)
	Female	Tax ID/ Social Security No.
Annuitant (if other than Owner) Name, Street, City State, Zip Code
	Male	Birthdate (Mo./Day/yr.)
	Female	Tax ID/ Social Security No.
Beneficiary (Use "Special Remarks' if additional space is needed.)
Name	Relationship to Owner	Percentage
Primary:
Contingent:
Plan Type—Check all that apply.
Non-Qualified CD Transfer	Roth IRA IRA Transfer	If an IRA purchase payment includes new contributions, please complete the following.
§ 1035 Exchange	IRA Rollover
TSA Direct Rollover	IRA Direct Rollover	Allocate IRA Contribution to Tax Year—
(Other)		$ (Amount) (Current Tax Year) $ (Amount) (Previous Tax Year)
{Benefit Elections—Select a death benefit.}
{ Return of Purchase Payments Death Benefit}
{ Annual Ratchet Death Benefit (not available if any owner is age {76} or older.)}
Cost Calculation—Select a method to calculate the death benefit cost.
{ Asset Based Fee}
{ Benefit Based Fee}
{ Net Amount at Risk Based Fee}

        A variable annuity contract is not a deposit or obligation of, or guaranteed by any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency and is subject to investment risk, including the possible loss of principal.

        Purchase Payment:    $                         (minimum $5,000 non-qualified, $2,000 qualified) Unless you give us instructions for allocating subsequent Purchase Payments when you make them, we will allocate subsequent Purchase Payments using the DCA Destination Allocation (column 2) if completed, and if not, the Initial Purchase Payment Allocation. (Please allocate using whole percentages.)

1. Initial Purchase Payment Allocation		2. DCA Destination Allocation
{Protective Life Guaranteed Account} I elect the 90-day rate lock for the Guaranteed Account.
%	{Fixed Account}	N/A
%	{DCA Fixed Account 1}	N/A
%	{DCA Fixed Account 2}	N/A
%	{DCA Fixed Account 3}	N/A
Sub-Accounts of the Protective Variable Annuity Separate Account:
{Goldman Sachs}
%	{CORE Small Cap Value}	%
%	{International Equity}	%
%	{Mid Cap Value}	%
%	{Capital Growth}	%
%	{CORE U.S. Equity}	%
%	{Growth and Income}	%
{Lord Abbett}
%	{Growth Opportunities}	%
%	{Mid-Cap Value}	%
%	{Growth and Income}	%
%	{America's Value}	%
%	{Bond-Debenture}	%
{MFS Investment Management}
%	{New Discovery SS}	%
%	{Emerging Growth SS}	%
%	{Investors Growth Stock SS}	%
%	{Research SS}	%
%	{Utilities SS}	%
%	{Investors Trust SS}	%
%	{Total Return SS}	%
{OppenheimerFunds}
%	{Global Securities SS}	%
%	{Aggressive Growth SS}	%
%	{Capital Appreciation SS}	%
%	{Main Street SS}	%
%	{Strategic Bond SS}	%
%	{High Income SS}	%
%	{Money}	N/A
{Van Kampen}
%	{Aggressive Growth II}	%
%	{Emerging Growth II}	%
%	{Enterprise II}	%
%	{Comstock II}	%
%	{Growth and Income II}	%
%	{Government II}	%
%	{UIF Equity and Income II}	%
100%	TOTAL	100%

Dollar Cost Averaging—Please transfer my initial allocation on the day of each month (1st - 28th) from the account(s) below into the Allocation Options indicated on the previous page in the column headed "DCA Destination Allocation".
{ DCA Fixed Account 1 for months (1 - 6 months) or for quarters (1 - 2 quarters).}
{ DCA Fixed Account 2 for months (7 - 12 months) or for quarters (3 - 4 quarters).}
{ DCA Fixed Account 3 for months (13 - 24 months) or for quarters (5 - 8 quarters).}

Automatic Purchase Payment Plan—The minimum initial Purchase Payment is required, after which Automatic Purchase Payments may begin. If Automatic Purchase Payments are made, Partial Automatic Withdrawals cannot be selected. (Attach voided check.)
I authorize Protective Life to collect $ (minimum $50) monthly quarterly on the day of the month (1st - 28th) by initiating automatic deductions from my account.

Partial Automatic Withdrawals—A minimum Purchase Payment of $5,000 is required to begin surrenders through Partial Automatic Withdrawals. You may withdraw up to 10% of your initial Purchase Payment(s) without a surrender charge during the first Contract Year. The minimum withdrawal amount is $100. Partial Automatic Withdrawals will be taken pro-rata from the Allocation Options and will be made only by electronic funds transfer. If you elect to take Partial Automatic Withdrawals, we will not accept Automatic Purchase Payments. This election will remain in effect until changed or revoked, which you may do at any time. (Attach voided check.)
Please withdraw $ monthly quarterly on the day of the month (1st - 28th).

NOTICE OF TAX WITHHOLDING ON DISTRIBUTIONS OR WITHDRAWALS

        The taxable portion of annuity distributions are subject to federal income tax withholding unless you elect otherwise. You may elect 'no withholding' by selecting that option below and completing the application. You may change or revoke your election at any time. This withholding election will not apply to withdrawals from your Contract that are not Partial Automatic Withdrawals—you will need to make a separate election for each non-automatic withdrawal. You must provide us your correct Social Security or Tax Identification Number in order to elect out of withholding. If you do not respond by the date your distributions are scheduled to begin, federal income tax and any applicable state income tax will be withheld from the taxable portion of your distribution.

        If you elect not to have withholding apply to your distributions or if you do not have enough federal income tax withheld, you may be responsible for payment of estimated tax and may incur a penalty under the estimated tax rules if your withholding and estimated tax payments are not sufficient. Even if you elect not to have federal income tax withheld from your distributions you are liable for payment of federal income tax on the taxable portion of each payment to you. Withdrawals prior to age 59 1/2 may be subject to a 10% penalty on the taxable portion of the distribution.

WITHHOLDING ELECTION
PLEASE CHECK ONE ELECTION, ONLY

I have read the above information and DO NOT want to have federal income tax or state income tax (where applicable) withheld from my distribution.

I have read the above information and DO want to have federal income tax withheld from my distribution at the rate of %. (Do not indicate a percentage less than 10%—if no percentage is indicated we will withhold at the applicable tax rate.)

I have read the above information and I DO want to have federal income tax withheld from my distribution at the applicable tax rate. Please withhold an additional $ (flat dollar amount) per distribution.
In some states, if federal income tax is withheld, state withholding will also apply.
Portfolio Rebalancing—Please rebalance my Variable Account quarterly semi-annually annually on the day of the month (1st - 28th) according to my current Variable Account Purchase Payment allocation.
Special Remarks

        NOTICE TO RESIDENTS OF AZ:    On written request you may ask us to provide you within ten business days, or 30 calendar days if you are 65 or older, additional factual information regarding the benefits and provisions of this Contract. If for any reason you are not satisfied, you may cancel the Contract within that period after you receive it by returning the Contract to our office, or the agent who sold it with a written request for cancellation. Return of this Contract by mail is effective on receipt by us. The returned Contract will be treated as if we had never issued it. We will promptly return the Contract Value. This may be more or less than the Purchase Payment(s).
        NOTICE TO RESIDENTS OF CO:    It is unlawful to knowingly provide false, incomplete or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete or misleading facts or information to a policy holder or claimant for the purpose of defrauding or attempting to defraud the policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory agencies.
        NOTICE TO RESIDENTS OF FL:    Any person who knowingly and with intend to injure, defraud or deceive an insurer, files a statement of claim or application containing any false, incomplete or misleading information is guilty of a felony in the third degree.
        NOTICE TO RESIDENTS OF NJ:    Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
        NOTICE TO RESIDENTS OF AR, DC, KY, LA, ME, NM, OH, OK, PA AND TN:    Any person who knowingly and with intent to defraud any insurance company or other person, files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

	YES	NO
Suitability
Did you receive a current prospectus for this annuity?
Do you believe the annuity meets your financial objectives and anticipated needs?
Have you purchased other Protective Life annuities this calendar year?
Authorization
I authorize the company to honor my telephone instructions for transfers among the investment options.
I authorize the company to honor my agent's telephone instructions for transfers among the investment options.
Replacement
Do you currently have an existing annuity contract or life insurance policy?
Does the purchase of this annuity change or replace any existing annuity contract or life insurance policy?
If 'YES' please complete the section below: (Use' Special Remarks' if additional space is needed.)
Company Name: Policy Number(s):
Company Name: Policy Number(s):

NOT INSURED BY ANY GOVERNMENT AGENCY • NO BANK GUARANTEE • NOT A DEPOSIT

        Variable annuities involve investment risk, including the possible loss of principal. The Contract Value, annuity payments and termination values, when based upon the investment experience of a separate account, are variable and are not guaranteed as to a fixed dollar amount.

        I understand this application will be part of the annuity contract. The information I provide is true and correct to the best of my knowledge and belief. The company will treat my statements as representations and not warranties. The Company may accept instructions from an Owner on behalf of all Owners.

Application signed at:		on		.
	(City and State)		(Date)
Owner 1:	Owner 2:
Federal law requires the following notice: We may request or obtain additional information to establish or verify your identity.
Producer Report—I acknowledge that to the best of my knowledge and belief this annuity does does not change or replace any existing annuity contract or life insurance policy.
Sign Producer Name:	Print Producer Name:
Producer #:	Broker/Dealer Name:
Producer Phone #:	FL Lic. # (if applicable)